Exhibit 99.2

Millennial Media, Inc. and Metaresolver, Inc.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On April 1, 2013, Millennial Media, Inc. (“Millennial” or the “Company”) completed the acquisition of all of the outstanding stock of Metaresolver, Inc. (“Metaresolver”).  Metaresolver is a technology and data company focused on analyzing volumes of data from real-time bidding exchanges to help brands and agencies optimize their buy and deliver more relevant promotions. Consideration for the acquisition was $13.8 million, which includes $2.0 million of potential deferred cash payments to certain of the Metaresolver founders (“Founders”). The deferred cash payments are subject to varying service requirements over a two-year period following the closing of the acquisition, are contingent on the Founders’ continued service with the Company and will be recognized as compensation expense on a straight-line basis over the requisite service period. For tax purposes, the $2.0 million in potential deferred cash payments were treated as purchase price consideration for the acquired company.

The accompanying unaudited pro forma combined financial statements reflect the acquisition using the purchase method of accounting in accordance with U.S. generally accepted accounting principles, or GAAP. The pro forma acquisition adjustments described in Note 3 were based on available information and certain assumptions made by the Company’s management and may be revised as additional information becomes available. Pro forma data is not necessarily indicative of the financial results that would have been attained had the acquisition occurred at the beginning of the period indicated. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods. The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the Company may achieve as a result of the acquisition. In addition, deferred taxes are not included since they will not have an impact on the information presented due to the Company’s full valuation allowance on deferred tax assets and, accordingly, no tax effect of the pro forma adjustments are reflected.

The unaudited pro forma combined balance sheet as of December 31, 2012 illustrates the effect of the acquisition of Metaresolver as if the acquisition had occurred on such date. The unaudited pro forma combined statement of operations for the year ended December 31, 2012 illustrates the effect of the acquisition of Metaresolver as if the acquisition had occurred on January 1, 2012. The unaudited pro forma combined statement of operations for the year ended December 31, 2012 combines the historical financial information of Metaresolver for the period from March 12, 2012 (Date of Inception) to December 31, 2012 and the Company historical financial information for the year ended December 31, 2012. The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma combined financial statements, and such assumptions should be reviewed in their entirety.

The unaudited pro forma combined financial statements and accompanying notes thereto should be read together with the Company’s historical financial statements as of and for the year ended December 31, 2012, included in its filings with the SEC, and Metaresolver’s historical financial statements for the period from March 12, 2012 (Date of Inception) through December 31, 2012, included as Exhibit 99.1 to this report.

The unaudited pro forma combined financial statements have been prepared pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations; however, management believes that the disclosures are adequate such that the information presented is not misleading.

Millennial Media, Inc. and Metaresolver, Inc.

 Unaudited Pro Forma Combined Balance Sheet

 As of December 31, 2012

 (in thousands, except share and per share data)

	Millennial	Metaresolver	Pro Forma Adjustments		Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$137,439	$457	$(12,855	)(a)	$125,041
Accounts receivable, net of allowance for doubtful accounts	59,179	203	—		59,382
Prepaid expenses and other current assets	1,966	33	1,070	(a)	3,069
Total current assets	198,584	693	(11,785)		187,492

Long-term assets:
Property and equipment, net	6,850	52	—		6,902
Goodwill	1,348	—	9,218	(b)	10,566
Intangible assets, net	913	—	2,048	(b)	2,961
Other assets	754	22	—		776
Total long-term assets	9,865	74	11,266		21,205
Total assets	$208,449	$767	$(519)		$208,697

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$3,788	$202	$—		$3,990
Accrued cost of revenue	34,430	—	—		34,430
Accrued payroll and payroll related expenses	6,038	8	—		6,046
Deferred revenue	169	2	—		171
Other current liabilities	—	36	—		36
Total current liabilities	44,425	248	—		44,673

Other long-term liabilities	243	—	—		243
Total liabilities	44,668	248	—		44,916

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2012	—	—	—		—
Series Seed convertible preferred stock $0.00001 par value, 1,541,665 shares authorized, issued and outstanding as of December 31, 2012	—	1,821	(1,821	)(c)	—
Common stock, $0.001 par value, 250,000,000 shares authorized, 79,182,913 shares issued and outstanding as of December 31, 2012	79	—	—		79
Additional paid-in capital	213,823	78	(78	)(c)	213,823
Accumulated other comprehensive loss	(78)	—	—		(78)
Accumulated deficit	(50,043)	(1,380)	1,380	(c)	(50,043)
Total stockholders’ equity	163,781	519	(519)		163,781
Total liabilities and stockholders’ equity	$208,449	$767	$(519)		$208,697

See the accompanying notes to the unaudited pro forma combined financial statements which are an integral part of these pro forma statements.

Millennial Media, Inc. and Metaresolver, Inc.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2012

(in thousands, except per share data)

	Millennial	Metaresolver	Pro Forma Adjustments		Pro Forma Combined

Revenue	$177,667	$369	—		$178,036
Cost of revenue	105,739	338	—		106,077

Gross profit	71,928	31	—		71,959
Operating expenses:
Sales and marketing	23,816	238	—		24,054
Technology and development	13,620	351	705	(d)	14,676
General and administrative	38,954	821	500	(e)	40,275

Total operating expenses	76,390	1,410	1,205		79,005

Loss from operations	(4,462)	(1,379)	(1,205)		(7,046)
Interest and other income (expense):
Interest income (expense)	(64)	—	—		(64)
Other income (expense)	(834)	—	—		(834)

Total interest and other income (expense)	(898)	—	—		(898)

Loss before income taxes	(5,360)	(1,379)	(1,205)		(7,944)
Income tax expense	(70)	(1)	—		(71)
Accretion of dividends on redeemable convertible preferred stock	(1,328)	—	—		(1,328)
Net loss attributable to common stockholders	$(6,758)	$(1,380)	$(1,205)		$(9,343)

Net loss per common share:
Basic and diluted	$(0.11)				$(0.15)

Weighted average common shares outstanding:
Basic and diluted	60,951				60,951

See the accompanying notes to the unaudited pro forma combined financial statements which are an integral part of these pro forma statements.

Notes to Unaudited Pro Forma Combined Financial Information

1.       Basis of Presentation

On April 1, 2013, Mojo Merger Sub, Inc., a wholly owned subsidiary of Millennial Media, Inc. (the “Company”), completed the acquisition of Metaresolver, Inc (“Metaresolver”). As a result of the transaction, the net assets of Metaresolver, Inc. acquired will be recorded at their respective fair values and added to the Company’s net assets.

The acquisition has been accounted for under the purchase method of accounting in accordance with the applicable accounting standards. Under the purchase method, the total estimated purchase price, or consideration transferred, is measured at the acquisition closing date. The assets of Metaresolver have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield different results.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated amounts of identifiable assets of Metaresolver as of the effective date of the acquisition was allocated to goodwill in accordance with the accounting guidance. The purchase accounting is subject to finalization of the Company’s analysis of the fair value of the assets and liabilities of Metaresolver as of the acquisition date. Accordingly, the purchase accounting in the unaudited pro forma combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired as reflected in the unaudited pro forma combined financial statements, in accordance with the applicable accounting guidance, the Company established a framework for measuring fair values. The applicable accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under the applicable accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of Metaresolver at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.

2.       Purchase Price

The unaudited pro forma combined financial information reflects the purchase price as follows (in thousands):

Consideration for the acquisition	$13,785
Potential deferred cash payments to Founders	(2,000)

Total purchase price	$11,785

Notes to Unaudited Pro Forma Combined Financial Statements — (Continued)

Under the purchase method of accounting, the Company estimated the fair values of the acquired tangible and intangible assets. The valuation of the identifiable intangible assets acquired was based on management’s preliminary estimates, currently available information and reasonable and supportable assumptions. These estimates are preliminary as the Company is still in the process of evaluating the various assumptions used in valuing these assets. The tangible long-lived assets were recorded at their estimated fair values, which approximates their carrying value, while the intangible long-lived assets were valued using a discounted cash flow method. In the unaudited Pro Forma Combined Balance Sheet as of December 31, 2012, the excess of the aggregate purchase price over the estimated fair value of the tangible and intangible assets and liabilities in the amount of approximately $9.2 million was classified as goodwill. The fair value of identifiable intangible assets that are subject to amortization after the acquisition was estimated to be $2.0 million.

3.       Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

(a) Reflects the sum of $10.8 million in cash paid to Metaresolver, $1.0 million in cash placed in escrow to secure indemnification obligations of the sellers for a period of two years following the closing of the transaction, and $1.1 million of cash placed in escrow and recorded as prepaid expenses and other current assets in the unaudited Pro Forma Combined Balance Sheet as of December 31, 2012, which represented prepayments of a portion of the $2.0 million of potential deferred cash payments to the Founders.

(b) Goodwill is computed as follows (in thousands):

Purchase price	$11,785
Identifiable intangible assets acquired	(2,048)
Net assets acquired other than identifiable intangible assets	(519)

Goodwill	$9,218

(c) Reflects the elimination of Metaresolver’s historical stockholders’ equity.

(d) Reflects $205,000 of amortization expense related to the identifiable intangible assets acquired and $500,000 of additional compensation expense recorded for payments to the Founders and attributable to technology and development expense, assuming in each case that the acquisition had been completed as of January 1, 2012.

(e) Reflects $500,000 of compensation expense recorded for payments to the Founders and attributable to general and administrative expense, assuming that the acquisition had been completed as of January 1, 2012.